EXHIBIT 10

January 15, 2004

G. John Pizzey,

Unit 3, 2 Lansell Road,

Toorak,

Victoria

Australia 3142

Dear John,

In light of our recent discussions concerning your decision to retire from Alcoa effective 1 January 2004, the following sets forth the mutually agreed upon parameters of your continuing relationship with Alcoa, its subsidiaries, divisions and affiliates (the “Company”).

It is acknowledged and agreed that prior to your retirement, in your position of Executive Vice President – Alcoa Group President, Alcoa Primary Products you have had access to proprietary information, including strategic plans, technical and operating know-how, business strategy, trade secrets, customer information, patents, business operations and other confidential information. In particular, your role with the Executive Council provided you with detailed insight and knowledge of the Company’s short and long-term strategies and plans. You have a legal obligation to maintain the confidentiality of all such information, not to disclose any of it to anyone, not to use any of it whether for your own use, a new employer or otherwise or in a manner that is detrimental to, or inconsistent with any interest of the Company. We take these obligations of yours very seriously and rely upon you to take them very seriously as well. If you have any questions concerning any of these matters, please contact me. If you have any doubt about whether specific information is covered by the above, I will be glad to review the matter with you.

It is also acknowledged and agreed that because of the unique character of your position with the Company and the highly confidential nature of your knowledge of the Company’s business, in consideration of the obligations of the Company set forth in this letter, you agree to the following specific limitations regarding your future employment beginning 1 January 2004 through 31 December 2007. This limitation of future employment shall extend to and include all geographic areas, both domestic and international in which the Company does business, and all subsidiaries, partners, affiliates and any other entities related to competing manufacturers, businesses or firms: For the period beginning 1 January 2004 through 31 December 2005, you will not directly or indirectly enter into any employment arrangement as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent or otherwise with any domestic or international business or firm that is engaged or may become engaged in business activities that relate to the Company’s businesses. This includes the manufacturing, fabricating, distributing and selling of aluminum and /or aluminum related products, as well as any business or firm that is engaged in the mining of bauxite, and or the conversion and refining of bauxite into alumina, and/or the sale or distribution of alumina or alumina related chemical products. As we have agreed, this limitation upon your future employment during this period does not prohibit you from entering into directorships, or continuing your present relationships with Amcor Limited, WMC Resources Ltd., or ION Limited. If your continuing relationship with any of these companies becomes substantially different than is presently anticipated, please consult with me to discuss what impact, if any the relationship may have upon the Company’s interest.

It is not the Company’s intention to restrict or limit your activities, unless it is believed that there is a substantial possibility that your future employment, or activities in any of the lines of business indicated above may be detrimental to the Company’s business interest. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any entity in the above identified markets for the period beginning 1 January 2006 through 31 December 2007 please consult with me to discuss your intended relationship with the competitive entity. You and I recognize that due to the many different businesses which presently compete, or which in the future may compete with the Company in the above identified markets, in order to not unnecessarily restrict your future employment based upon a perceived detrimental impact to the Company it is important that we maintain a process of liaison to discuss your future business interest. In order to protect your interest as well as Alcoa’s you and I, and if necessary other interested members of the Company’s executive management will discuss your desire to enter into an employment arrangement with any manufacturer or firm which may be perceived as a competitor. The Company’s consent to future employment will not be unreasonably withheld.

Should you desire to enter into an employment relationship with any entity beginning 1 January 2006 through 31 December 2007, and an amicable accord cannot be reached regarding whether the entity is a competitor with the Company, or if there will be a detrimental impact to the Company’s business interest due to the scope of your activities with the competitor, you and I will meet with a mutually agreed upon third party to try and resolve the issues.

It is also agreed that during the period of 1 January 2004 through 31 December 2007 you will not directly or indirectly solicit, induce or attempt to solicit or induce any current or future employee of the Company to leave the Company for any reason or solicit the trade of, or trade with any current or future customer or supplier of the Company for any purpose. In the event that you become aware that any present or future employee of the Company will be offered employment with any business or firm that you are affiliated with, you will notify me immediately to confirm your non-solicitation of said employee. As consideration for the limitation on your future employment and activities as stated above, effective with the date of your retirement, you will receive a lump sum payment of $500,000, less applicable taxes. In further recognition of the unique character of your position with the Company, from time to time the Company may require, or call upon you for assistance in the deployment of present strategic plans, or in the development and deployment of future strategic plans. In conjunction with the agreed upon limitations regarding your future employment, in consideration for your agreement to be available to render personal consulting services to the Company for the period beginning 1 January 2004 through 31 December 2007, effective with your retirement, the Company will pay you a retainer fee of $150,000, less applicable taxes. The timing and scope of all such consulting services, and all other associated items and conditions for the performances of the consulting services shall be rendered in accordance with the Supplemental Consulting Agreement which is part of this Agreement.

Also, please note that under Alcoa’s Stock Incentive Plan, Alcoa retains the right to cancel participant’s vested, unexercised Alcoa Stock Options if without the prior written consent of the Company, the participant renders services to a competitor after the active employment relationship with the Company has been terminated. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York, U.S.A. If the limitation on your future employment or any part thereof should, for any reason whatsoever, be declared invalid, the validity or enforceability of the remainder of such limitations and of this agreement shall not be adversely affected. You agree that the foregoing territorial and time limitations are reasonable, properly required for the adequate protection of the proprietary interest and business of the Company, are supported by adequate consideration and your employment with a competitor as described above will lead to the inevitable disclosure of information which is proprietary to the Company. In the event that any such limitations on your future employment are deemed to be unreasonable you agree to submit to the reduction of any such limitation as shall deem reasonable. You understand that your failure to comply with the terms of this agreement will result in an obligation to return any money received pursuant to this agreement, and any other remedies provided by law to the Company. It is agreed that the breach of this agreement cannot be reasonably or adequately compensated in damages in an action at law. You expressly agree that in addition to any other rights or remedies, which the Company may have, it shall be entitled to injunctive or other equitable relief to prevent a breach of this agreement.

In the event that any matter covered under, and pertaining to this Agreement, or the Supplemental Consulting Agreement cannot be resolved between you and the Company, you and the Company agree that the dispute will be arbitrated, and finally settled under the Rules of Arbitration of the International Chamber of Commerce. Any dispute, which is submitted for arbitration, will be decided under, and in accordance with the laws of the State of New York, U.S.A.

This agreed upon arrangement will be presented to the Compensation Committee of the Board of Directors of Alcoa for their final approval on 15 January 2004, and will considered to be effective on this date.

Sincerely,

ALCOA INC.

/s/ A. Hamish Petrie
A. Hamish Petrie

[Executed on 12 April 2004]

Agreed to and accepted this

15th day of January 2004

/s/ G. John Pizzey
G. John Pizzey

SUPPLEMENTAL CONSULTING AGREEMENT

THIS AGREEMENT is made effective 15 January 2004 between Alcoa, Inc., a Pennsylvania corporation, including all of its subsidiaries and divisions (hereinafter called “ALCOA”), and G.J. Pizzey, an individual currently residing at Unit 3, 2 Lansell Road, Toorak, Victoria, Australia 3142 (hereinafter called Consultant”).

WHEREAS, Alcoa and Consultant have entered into a Letter Agreement, which upon Consultant’s receipt of adequate consideration sets forth certain terms and conditions regarding Consultant’s employment after retiring from Alcoa and includes their agreement to enter into this Supplemental Consulting Agreement;

NOW, THEREFORE, in consideration of the mutual covenants contained in the Letter Agreement and this Supplemental Consulting Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I – DEFINITIONS

Section 1.1. The term “Consulting Services” means the personal and associated services of Consultant provided to Alcoa’s domestic and non-domestic locations in areas relating to Consultant’s expertise and knowledge of aluminum manufacturing, smelting, mining, refining and fabrication. Requests for Consulting Services shall only be made by Bernt Reitan or his designee. Consultant will consult with Bernt Reitan or his designee to develop specific goals, objectives and criteria relating to the Consulting Services. Consultant shall provide Consulting Services to Alcoa as an independent contractor. Alcoa disclaims any right to control the manner of performance of the Consulting Services. It is understood that Alcoa can except or reject any or all proposals and recommendations of Consultant.

Section 1.2. It is understood that Consultant will, upon Alcoa’s request provide Consulting Services and if necessary, meet with representatives of Alcoa at its locations in Australia, Chicago, New York, Europe or at any other U.S. or non-U.S. plant or office location.

ARTICLE II – COMPENSATION

Section 2.1. Effective with the date of this agreement, Alcoa shall pay Consultant a fee of $100,000 for the performance of Consulting Services. It is agreed that at Alcoa’s request Consultant will be required to provide no more than 25 days of Consulting Services during the term of this Agreement and no more than 5 days in the USA in 2004. In the event that Alcoa desires to engage Consultant for services in excess of 25 days, Consultant shall be paid $4000 per day.

Section 2.2. Consultant shall have the right to be reimbursed for all reasonable travel, living and telephone expenses incurred in the performance of approved Consulting Services including domestic air travel costs (coach class accommodations), international air travel costs (business class accommodations) and other expenses directly incurred in rendering Consulting Services to Alcoa. Such expenses shall be reimbursable to the Consultant under Section 2.3 of this Agreement. Consultant may not reveal to any party whatsoever without Alcoa’s express written approval the character of, or compensation for Consulting Services being performed for Alcoa, except that the parties agree that the Consultant may disclose to potential future employers his obligation to provide consulting services to Alcoa.

Section 2.3. For incurred reimbursable expenses, Consultant shall be paid within thirty (30) days after receipt by Alcoa of a statement showing itemized expenses incurred during the preceding calendar month. Consulting Services and expenses may also be reimbursed in such other manner as agreed upon by Alcoa and Consultant.

ARTICLE III – CONFIDENTIALITY

Section 3.1. All data and other information of every kind, which is not generally known or used outside of Alcoa and which gives Alcoa a competitive advantage over others who do not know or use it, whether expressed in writing or otherwise, including information of a technical, engineering, operational or economic nature, learned or obtained by Consultant during the term of this Agreement or disclosed or revealed to Consultant by Alcoa, in the course of performing Consulting Services for Alcoa under this Agreement, and which Consultant knows, or has reason to believe includes factual information which Alcoa expects to be treated in confidence (all herein called “Information”) shall be:

(a)	received and maintained in strict confidence by Consultant and shall not be disclosed, directly or indirectly, by Consultant to any related or unrelated party whatsoever; and

(b)	used by Consultant only for the performance of Consulting Services for Alcoa.

Section 3.2. The foregoing obligations of confidentiality, limited use and non-disclosure shall not apply to the following two exclusions:

(a)	Information of a factual nature which is or becomes available in issued patents, published patent applications or printed publications of general public circulation other than by acts or omissions of Consultant; or

(b)	Information of a factual nature which Consultant hereafter lawfully obtains without restriction from a third party other than from a third party who obtained such Information from Alcoa.

Section 3.3. The obligations imposed by this Article III shall continue in effect for a period of three (3) year(s) from the date on which the last Consulting Services are performed by Consultant for Alcoa, and shall survive the termination of this Agreement by either party.

ARTICLE IV – CONFLICT OF INTEREST

Section 4.1. In conjunction with the specific terms and conditions of the Letter Agreement, during the term of this Supplemental Consulting Agreement you will not directly or indirectly enter into any employment arrangement as a director, officer, partner, owner, employee, inventor, consultant, advisor, agent, or otherwise with any business or firm which competes in any business in which Alcoa is engaged or may become engaged. This limitation of future employment shall be governed under the terms and conditions of the Letter Agreement.

ARTICLE V – TERM

Section 5.1. The initial term of this Agreement shall be effective 15 January 2004 through 31 December 2007 and may be renewed upon such terms and conditions as may be agree upon by Consultant and Alcoa.

ARTICLE VI – MISCELLANEOUS

Section 6.1. Consultant agrees to indemnify and to hold Alcoa harmless against any and all liability, claims and demands by or on behalf of Consultant or others (including but not limited to Alcoa employees and other third-parties) including claims on account of injury or loss to property or life caused solely by the gross negligence or willful acts or omission solely of Consultant, arising out of or in any manner connected with the performance of the Consulting Services. In the event that it is determined that Consultant acted in good faith and in a manner believed to be in, or not opposed to the best interest of Alcoa, Consultant shall not be required to indemnify or hold Alcoa harmless against any and all liability, claims and demands. If necessary, the final determination of whether or not Consultant acted in good faith will be determined by independent legal counsel, or other disinterested person agreed upon by Alcoa and Consultant. Nothing contained in the Section 6.1 shall obligate Consultant to save and hold Alcoa harmless from and against any liability, claims or demands which may arise from the sole negligence of Alcoa.

Alcoa agrees to indemnify and hold Consultant harmless against any and all liability claims and demands by or on behalf of Alcoa or others (including, but not limited to Alcoa employees and other third-parties) including claims on account of injury or loss to property or life, resulting from acts or omissions solely of Alcoa or others, arising out of or in any manner connected with the performance of the Consulting Services.

Section 6.2. This Agreement shall inure to the benefit of and be binding upon Alcoa, its successors and assigns. This agreement may not be assigned by Consultant without the prior written approval of Alcoa.

Section 6.3. This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement, and other than the Letter Agreement supersedes all other prior agreements, commitments, representations, writings and discussions between them, whether written or oral, with respect to the subject matter hereof. It is expressly understood that no representations, promises, warranties or agreements have been made by either party except as the same are set forth herein. Except as otherwise expressly provided in this Agreement, this Agreement may not be amended except in writing and signed by a Consultant and Alcoa.

Section 6.4. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provision hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement, the Letter Agreement or any part of either agreement, or the right of any party to thereafter enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach of this Agreement or the Letter Agreement.

Section 6.5. Notices

Notices to the parties shall be sent as follows

To Alcoa:	Bernt Reitan
390 Park Avenue
New York,
NY 10022

To Consultant:	G. John Pizzey
Unit 3, 2 Lansell Road,
Toorak,
Victoria
Australia 3142

Section 6.6. If any provision of this Agreement or its application to any person or circumstance is adjudged invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or the application of such provision to the Letter Agreement, other persons or circumstances shall not be affected thereby; provided, however, that if any provision or application thereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefore in order to satisfy the intent and purpose of this Agreement including the invalid or unenforceable provision.

Section 6.7. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York.

WITNESS:	ALCOA INC.

A. Hamish Petrie	By	/s/ Bernt Reitan
	Date	12 April 2004

WITNESS:	By	/s/ G. John Pizzey
	Date	15 January 2004

/s/ G. L. Salthouse